Advent/Claymore Enhanced Growth & Income Fund Announces Final Results of Tender Offer New York, NY – July 17, 2017 – Advent/Claymore Enhanced Growth & Income Fund (NYSE: LCM) (the “Fund”) announced today the final results for its tender offer for up to 4,420,984 common shares (“Shares”) of the Fund (approximately 32.5% of the outstanding Shares) (the “Tender Offer”). The Tender Offer commenced on June 12, 2017 and expired on July 11, 2017. A total of 7,334,932 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 4,420,984 Shares, the Tender Offer has been oversubscribed. Therefore, in accordance with the terms and conditions specified in the Tender Offer, the Fund will purchase Shares from all tendering shareholders on a pro rata basis, disregarding fractions. Accordingly, on a pro rata basis, approximately 60% of Shares for each shareholder who properly tendered Shares have been accepted for payment. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about July 17, 2017. The purchase price of properly tendered Shares is $9.1532 per Share, equal to 98% of the net asset value per Share as of July 12, 2017 (the business day immediately following the expiration date of the Tender Offer). Shares that were tendered but not accepted for purchase and Shares that were not tendered will remain outstanding. Questions regarding the Tender Offer may be directed to Georgeson, Inc., the information agent for the tender offer, at (888) 206-0860. Additional Information About Advent Capital Management Advent Capital Management, LLC (“Advent”) is a registered investment advisor dedicated to providing its clients with superior investment performance. Advent invests primarily in convertible, high yield and equity securities offered through long only, hedge-fund and NYSE- listed closed-end fund products. Advent’s investment team consists of seasoned professionals performing bottom-up fundamental research. Since inception in 1995, Advent has grown into a $9 billion diversified investment management firm (as of March 31, 2017) with the ability to capture opportunities globally. Advent’s growing client base includes some of the world’s largest public and corporate pension plans, foundations, endowments, insurance companies and high net worth individuals. Advent is not affiliated with Guggenheim. About Guggenheim Investments Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, LLC (“Guggenheim”), with $217 billion* in total assets across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 275+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.

*Guggenheim Investments total asset figure is as of March 31, 2017. The assets include leverage of $11.7bn for assets under management and $0.4bn for assets for which we provide administrative services. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Investment Advisors, LLC (Investment Advisor for AGC, LCM), Guggenheim Funds Distributors, LLC (Servicing Agent for AVK), Guggenheim Real Estate, LLC, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, and Guggenheim Partners India Management. This information does not represent an offer to sell securities of the Fund and it is not soliciting an offer to buy securities of the Fund. There can be no assurance that the Fund will achieve its investment objective. The net asset value of the Fund will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Fund is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk and Illiquidity Risk. See www.guggenheiminvestments.com/lcm for a detailed discussion of fund-specific risks. Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information visit www.guggenheiminvestments.com or contact a securities representative or Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800- 345-7999. Analyst Inquiries William T. Korver cefs@guggenheiminvestments.com NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE Member FINRA/SIPC (07/17)